Exhibit 99

Taubman Centers, Inc. 200 East Long Lake Road Suite 300 Bloomfield Hills, Michigan 48304-2324	T 248.258.6800 www.taubman.com
CONTACT:
Karen Mac Donald
Taubman, Director, Communications
+1- 248-258-7469
kmacdonald@taubman.com
Barbara Baker
Taubman, Vice President, Investor Relations
+1- 248-258-7367
bbaker@taubman.com
FOR IMMEDIATE RELEASE
TAUBMAN ASIA’S MORGAN PARKER STEPS DOWN
Company Committed to Asia Opportunity
BLOOMFIELD HILLS, Mich. October 5, 2009 — Taubman Centers, Inc. (NYSE: TCO) today announced that Morgan Parker, president of Taubman Asia has resigned. The company remains committed to pursuing retail real estate opportunities in the Asia-Pacific region.
“In 2005 we formed Taubman Asia to seek retail projects that leverage our strong retail planning, design and operational capabilities,” said Robert S. Taubman, chairman, president and chief executive officer of Taubman Centers. “Since then, we’ve created strong business relationships, established proven business capabilities and have secured contracts for value-added real estate services.
“Although the international financial crisis has taken its toll in real estate markets everywhere, we continue to believe that the economies in Asia will lead the world in growth and over the next five to ten years retailers will be looking for high quality class A retail space that we are particularly suited to provide. We expect over time, our activities in Asia will result in profitable investments and external growth for our company.
“We appreciate Morgan’s talents and accomplishments, as he moves on to pursue other interests,” added Mr. Taubman. “He has been instrumental in building our capabilities and establishing our platform in the region. Until such time as a new president for Asia is appointed, I will be devoting an increased portion of my time to this important endeavor.”
Taubman Centers is a real estate investment trust engaged in the development and management of regional and super regional shopping centers. Taubman’s 24 U.S. owned and/or managed properties, the most productive in the industry, serve major markets from coast to coast. Taubman Centers is headquartered in Bloomfield Hills, Michigan and its Taubman Asia subsidiary is headquartered in Hong Kong. For more information about Taubman, visit www.taubman.com.
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Taubman Centers/2
For ease of use, references in this press release to “Taubman Centers”, “company”, “Taubman Asia”, or “Taubman” mean Taubman Centers, Inc. or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself.
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the company’s filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.
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